AMENDMENT NO. 1 TO

AMENDED AND RESTATED

SCP POOL CORPORATION

NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

The Board of Directors of SCP Pool Corporation has amended Section 4 of the Amended and Restated SCP Pool Corporation Non-Employee Directors Equity Incentive Plan (“Plan”) pursuant to Section 11 of the Plan. Section 4 of the Plan has been replaced to read as follows:

4.

Limitation on Aggregate Shares. The aggregate maximum number of shares of Common Stock that may be granted pursuant to the Plan or issued upon exercise of options granted pursuant to the Plan shall be 600,000; provided, however, that if any options granted under this Plan expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of Common Stock thereunder, the shares with respect to which such options were granted shall be available under this Plan. Such shares of Common Stock may be either authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine. Such maximum number of shares is subject to adjustment under the provisions of paragraph 5.